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                                                              Exhibit 99.B(p)(1)

                         VICTORY CAPITAL MANAGEMENT INC.
                                 CODE OF ETHICS
                                SEPTEMBER 6, 2005

Victory Capital Management Inc ("Victory"), as a registered investment adviser, has a fiduciary responsibility, a duty of loyalty, and a duty of care to our clients. As employees and representatives of Victory, each of us has a responsibility to aspire to the highest ethical principals. Moreover, each of us is required to comply with all applicable Federal and State Securities Regulations. . This Code of Ethics ("Code"), in combination with Victory's Policy Statement on Insider Trading and the KeyCorp Code of Ethics (attached), describes our duties to our clients and Victory, as well as our additional obligations under all applicable regulations, and sets forth certain standards that have been adopted by the firm to ensure that Victory and its employees fulfill such duties and obligations.

DEFINITIONS

"Supervised Personnel" or "Supervised Person" is defined as any employee, director or officer of Victory, any Portfolio Manager of a Victory client account, or anyone deemed a Supervised Person by the Chief Compliance Officer, including all Access Personnel.

"Beneficial Interest" in an account or transaction is defined by the following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such:

          -Employee himself or herself
          -Any member of the employee's immediate family sharing the same household -Any partnership as to which the employee is a general partner
          -Any account as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust's investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust's investments.

"Reportable Security"" is defined as any security other than direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, exchange traded funds, and shares issued by money market funds, open-end investment companies that are not managed by Victory, non of which are reportable.

"Reportable Fund" is defined as any Fund for which Victory is an investment advisor or sub-advisor, or any Fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.

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"Access Personnel" or "Access Person" is defined as any employee, or anyone deemed by CCO, who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. In addition, all directors and officers are considered access persons. This group includes all Portfolio Managers, Research Analysts, Trade Analysts, and any individual who has access to Victory's research repository, including McDonald persons. All persons employed at Victory's NewBridge or SBSF Divisions are considered Access Persons. In addition, any person who supervises an Access Person is considered an Access Person.

"Model Change" is defined as any addition, deletion, or change in weighting of a security to a model portfolio.

GENERAL PRINCIPALS OF THE CODE

The General Principals of the Code apply to all Supervised Personnel of Victory.

   - It is your duty to place the interests of any Victory client account first, including Reportable Fund accounts.
   - It is required that all personal securities transactions be conducted in a manner to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of your position of trust and responsibility with Victory.
   - Supervised Personnel of Victory are held to the fundamental standard of not taking advantage of their positions at the expense of Victory or its clients.
   - Victory employees will not share portfolio holdings information except as permitted under Victory Capital Management Inc. Policy.

Because no set of rules can anticipate every possible situation, it is essential that you follow these rules in letter and in spirit. Any activity that compromises Victory's integrity, even if it does not expressly violate a rule, may result in scrutiny or further action from the Chief Compliance Officer.

SUPERVISED PERSONNEL

Anyone considered a Supervised Person under the Code is prohibited from revealing any information regarding securities transactions by any account held at Victory, including the Funds, except as permitted under Victory Capital Management Inc. Policy.


Each Supervised Person is required to disclose certain information regarding outside affiliates and interests. Specifically:
   - A supervised person must disclose the identity of any non-KeyCorp, for profit entity for which he or she serves as an officer or director.

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   -  An access person must disclose any outside interest, including equity ownership, to his or her supervisor prior to discussing, recommending or commenting upon any security related to the outside interest.

Supervised Personnel are permitted to open and maintain personal brokerage accounts. Future accounts for Supervised Personnel or any accounts in which Supervised Personnel have a beneficial interest must be opened at a broker dealer that is on Victory's Approved Broker List. Accounts currently held by Supervised Personnel must be held at a brokerage firm on the Grandfathered Broker List. Both lists are maintained by the Compliance Department and attached as Appendix B.

All Supervised Personnel must submit the following reports:

INITIAL HOLDINGS REPORT/ANNUAL HOLDINGS REPORT

An Initial Holdings Report must be submitted within ten (10) calendar days of becoming a Supervised Person. In addition, an Annual Holdings Report must be submitted on an annual basis. Compliance will review all reports received.

These reports must include the following information:

   - Date when individual became a Supervised Person (Initial Holdings Report only).
   - Name of each account in which any securities are held in the beneficial interest of the Supervised Person. The broker dealer or bank holding these accounts must be indicated.
   - Each Reportable Security or Fund in which the Supervised Person has a beneficial interest in must be reported, including title, number of shares, and principal amount. Holdings information must be current as of thirty (30) calendar days before the report is submitted.
   -  The date Compliance receives the report will be recorded.

SECURITIES TRANSACTION REPORT

   - Must be submitted to Compliance no later than twenty (20) calendar days following the end of each quarter.
   - Must describe each transaction effected during the preceding quarter in any Reportable Security or Fund. Each transaction must include the following information: date, title, interest rate and maturity date, number of shares, principal amount of securities involved, nature of the transaction, price effected, and the name of the broker dealer or bank whom effected the transaction.
   - Must describe any account established in the preceding quarter, and include the following information: account name, account number, name of the broker dealer or bank at which the account is established, and the date of establishment.
   -  The date Compliance receives the report will be recorded.

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   -  The following securities transactions are exempt from reporting:
         - Open-ended investment funds other than Victory Funds
         - Victory Money Market Funds
         - 401(k) transactions in open-ended investment funds
         - Periodic Investment Plans
         - Direct obligations of the US Government
         - Dividend reinvestment plans
         - Discounted stock purchase plans
         - 529 Plans
         - Investment Grade Fixed Income
         - Exchange-Traded Funds

ACCESS PERSONNEL

Access Personnel are encouraged to invest in securities and issuers that Victory's clients invest in and Exchanged Traded Index or Sector Funds. However, an Access Person must never let a trade in a personal account prevent a Reportable Fund or Account from subsequently trading the same security if not making the trade would disadvantage the Reportable Fund. For example, a Portfolio Manager must keep in mind that if he/she affects a Personal Transaction today, the Fund may not participate in a transaction of the same security for seven (7) days.

Access personnel are prohibited from participating in the same activities described under the Supervised Personnel with the following additions:

   - May not purchase any securities in a Limited Offering or an Initial Public Offering without the preapproval of the Chief Compliance Officer and the Chief Executive Officer.
   - May not recommend any securities transactions in any account or recommend the change of a weighting in any security without first disclosing his or her interest, if any, in the security to his or her direct supervisor and the Chief Compliance Officer.

In addition to the responsibilities listed for Supervised Personnel, Access Personnel who are Portfolio Managers, Research Analysts, Trade Analysts, have access to Victory's research repository, are an employee of Victory's NewBridge or SBSF Divisions, or any person who supervises an Access Person must:

   - Obtain pre-clearance from Compliance for all non-exempt personal transactions in accounts in which the individual has a beneficial interest, prior to effecting the transaction. Access Personnel are not to effect any personal transaction in a Reportable Security or Fund, under any circumstance, until they have received authorization. *
         -  Exempted Transactions:
                  -  Automatic investment

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                  -  Involuntary exercise of rights issued pro rata to all
                     holders of a class of securities
                  -  Sale effected by tender offer, etc.

   -  Observe the following black-out periods:
         - Portfolio Managers may not trade the same security in both their personal account and a portfolio account under their management on the same day.
         - Fund Managers may not trade a security in their personal account that they have traded in a Fund they manage in the last seven (7) calendar days without written authorization from their direct supervisor and the Chief Compliance Officer.
      - Fund Managers may not direct a transaction on behalf of a Fund portfolio, within seven (7) calendar days of conducting a personal transaction in the same security, without written authorization from their direct supervisor and the Chief Investment Officer.
         - Research Analysts may not trade a security if he/she is aware of a recommendation on the security is under review or pending.
         - If a security involved in a Model Change has a market capitalization of fewer than five (5) billion dollars, all Access Personnel will be restricted from buying the security for three (3) business days.

   - All Fund Portfolio Managers must pre-clear all non-systematic purchases/ redemptions in their own reportable Fund (except money market funds).

   - Research analysts may not personally trade a security that they are assigned to if they have not communicated the information to the investment management teams.

   -  Maintain adequate records of personal securities transactions.

CONTRA-TRADING RULE

No Portfolio Manager may sell out of his or her personal account any security or related derivative security that is held in any portfolio he or she manages unless he or she has received the written approval from either the President, the Chief Compliance Officer, or his/her designee.

MANDATORY HOLDING PERIOD

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All securities purchased by an Access Person must be held for forty-five (45)
days. Any gains generated by trading a covered security or its equivalent within a 45-day period must be surrendered.

PRECLEARANCE AND SPECIFIC TRADING SITUATIONS

   -  Options
         - Due to the nature of the options market, option transactions are exempt from the forty-five (45) day mandatory holdings period.
         - Option transactions in securities held in Victory portfolios must be bullish. Bearish option transactions are considered a violation of the contra-trading rule (see above).
         - Writing/selling options - preclearance approval must be obtained prior to the writing/selling of the option.
         - When writing/selling an option, any transaction that takes place after the initial writing/selling of that option is considered a passive transaction and is exempt from preclearance, including any required exercise at the time of expiration. However, the transaction must be reported on the Securities Transaction Report at quarter end with a special notation indicating the transaction was passive.
         - Buying options - preclearance approval must be obtained prior to the purchase of an option. In addition, if the option is exercised or sold before expiration, the exercise transaction must also be precleared.
         - Complex option strategies, e.g. straddles, spreads, etc., are prohibited.

   -  Limit/Stop Orders
         - Limit/stop orders are permitted providing that preclearance approval be obtained on the date that the original order is entered.
         - Compliance must be immediately notified that the trade is a limit/stop order.
         -  Compliance also must be notified of the price for the transaction.
         - Preclearance approval must be obtained once the stop is placed on the order.
         - If the stock appears on the blackout list, then the transaction must be cancelled.
         - The transaction must be reported on the Securities Transaction Report at quarter end with a special notation indicating the transaction was a limit/stop order.

   -  Tablepounders Accounts
         - Any transaction performed globally by the Portfolio Manager of the Tablepounders Accounts does not need to be precleared. These transactions do not need to be reported on the Securities Transaction Report.
         - Any trade that deviates from the global trades in the account must be precleared and reported on the Securities Transaction Report.

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   -  Convertible Bonds
         - Initial purchases of convertible bonds must be precleared in the same manner as an equity transaction.
         - Any transaction initiated by the employee to convert the bond into the underlying equity stock must be precleared.
         - Forced conversion, a conversion initiated by the bond issuer, does not need to be precleared. However, the transaction must be reported on the Securities Transaction Report.
   - If an employee would like to enter into any other type of passive security transaction, they must contact Compliance to receive exemption from the preclearance process.

Compliance recognizes the fact that there are cases when an unexpected purchase/sale of client securities occurs after a personal transaction has been approved through the preclearance system. For example, a client unexpectedly adds additional funds to his/her account or an unexpected new client provides substantial funds for investment. When this situation occurs, Compliance should be notified immediately and proper documentation can be generated.

VICTORY SBSF ("SBSF") AND VICTORY NEWBRIDGE ("NEWBRIDGE")

Any additions or deletions to the portfolio, including weighting changes, will be considered Model Changes. All employees at SBSF or NewBridge will be restricted from executing personal trades in any security in which SBSF or NewBridge has made a Model Change that business day. Any model change that involves a security with a market capitalization below five (5) billion dollars will be blacked out for three (3) market days for all Access Personnel. In addition, the Portfolio Managers of a Reportable Fund that is managed in the same investment style will be blacked out from buying those securities for seven
(7) calendar days. The standard blackout periods do not apply to trades done as a result of implementation of new Wrap, or SMA, account.

*A special exemption is available and may be granted on an individual basis for accounts where the Access Person has a beneficial interest, such as an investment club account or an account where the broker has full discretion, but does not exercise control or influence. The following requirements must be met in order to receive the exemption:
   -  Request must be submitted and approved in writing.
   - Broker carrying the account must provide duplicate confirmations of each transaction in the account to the Compliance Department.
   - Access person must not exercise any control or influence over the transaction.

ADDITIONAL RESTRICTIONS AND LIMITATIONS

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INVESTMENTS IN KEYCORP STOCK

No Supervised Person may effect transactions, including derivative transactions, in KeyCorp stock ten calendar days prior and two calendar days after a KeyCorp earnings announcement. All restrictions for KeyCorp stock transactions are applicable to diversification transactions by Supervised Personnel within a 401(k). In addition, no Supervised Person may sell KeyCorp stock short.**

**KeyCorp places additional restrictions on employees that are job grade 89 and above. The officers included in this group may only write call options during the Section 16 insider window (this window commences two days after an earnings announcement and closes three (3) weeks later). These restrictions include: (1) A call option may not be written for a period longer than six (6) months (2) The call option may not be written for more than 10% of the employees KeyCorp Securities (3) The price of the call option must be at least 5% greater than the price at which KeyCorp stock is trading when the call is written and (4) The employee must be in compliance with KeyCorp's stock ownership guidelines both prior to and after the call option is written.

INITIAL PUBLIC OFFERINGS

No Supervised person of Victory may acquire a Beneficial Interest in any Reportable Security that is being offered in an initial public offering without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor.

LIMITED OFFERINGS (PRIVATE PLACEMENTS)

No Supervised Person may acquire a Beneficial Interest in a Reportable Security in a private placement without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor.

EXCESSIVE TRADING

Supervised Personnel are prohibited from participating in excessive trading in personal accounts. This includes, but is not limited to, day trading. The President, Chief Administrative Officer, and/or any Chief Investment Officer may review the frequency of trading activity for any Supervised Person.

MARKET TIMING MUTUAL FUND TRANSACTIONS

Supervised Personnel shall not participate in any activity that may be construed as market timing of mutual funds.

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GIFTS

No Supervised Person may accept any gift of more than DE MINIMIS value from any person or entity that does business with, or on behalf of, any investment company as to which Victory serves as an investment adviser. The KeyCorp Code of Ethics and BISYS Code of Ethics gift clauses apply to gifts from any source.

SERVICE AS A DIRECTOR

No employee of Victory may serve on the board of directors of any publicly traded company absent prior approval of the Chief Compliance Officer and the Chief Investment Officer based upon a determination that such board service would be consistent with the interests of any investment company as to which Victory serves as an investment adviser and its shareholders. Service on the board of directors of a nonprofit or nonpublic company must be pre-approved by the employee's direct manager and reported to Compliance.

OTHER REPORTING REQUIREMENTS

If a Supervised Person believes that there has been a violation of any of the rules of the Code, that employee must promptly notify the Chief Compliance Officer or the Chief Administrative Officer. As an alternative, employees may contact the anonymous KeyCorp Code of Ethics telephone hotline at 800-418-6423 ext. KEY (539).

If a Supervised Person suspects that fraudulent or other irregular activity might be occurring, including any possible violations of law or regulations, the activity must be reported immediately to a member of the Compliance Committee. Compliance Committee members who are notified of any such activity must immediately report it in writing to the Chief Compliance Officer or the Chief Executive Officer.

Supervised Personnel must report all communications from regulatory or government agencies (federal, state, or local) to their immediate supervisor. The immediate supervisor must immediately notify the Chief Compliance Officer in writing.

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

Each Supervised Person shall be required to certify annually that he or she (i) has read and understood the Code, (ii) recognizes that he or she is subject thereto, (iii) has complied with the requirements of the Code, (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

REVIEW PROCEDURES

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Compliance will maintain review procedures consistent with the Code.

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SANCTIONS

Violations letters will be prepared by Compliance and approved by the Chief Compliance Officer and the Chief Executive Officer. Any monetary penalty imposed for violations will be at the discretion of the Chief Executive Officer. The Compliance Committee will review all violations and sanctions. The Chief Compliance Officer reserves the right to revoke personal trading.

    RESPONSE
     LEVEL                            VIOLATION DESCRIPTION                                       SUGGESTED ACTION
----------------   ------------------------------------------------------------   ------------------------------------------------
     Level 1       Minor 1st offense:                                                -  Compliance Department to question employee
                      -  Employee provides a majority of account information            and document response.
                         but some data is missing.
                   Unusual or Suspicious Trading Activity:
                      -  Employee engages in excessive short-term trading
                         activity on a continual basis (day trading).
                      -  Employee engages in a pattern of unusual trading.
                      -  Employee obtains preclearance; Reportable Fund trades
                         in same small cap security on same day.

     Level 2       Technical Violations:                                             -  Compliance notifies employee and manager
                      -  Employee traded without preclearance approval, but             of violation in writing.
                         Compliance would have approved the trade if approval        -  Employee and manager sign acknowledgement
                         had been sought.                                               of violation.
                      -  Employee turned in a late quarterly Securities              -  Chief Compliance Officer and Chief
                         Transaction Report or failed to turn one in.                   Executive Officer are notified.
                      -  Employee did not submit a complete or timely
                         initial/annual holdings report.
                      -  Employee did not provide Compliance a duplicate
                         confirmation after Compliance notified the employee of
                         the missing duplicate confirmation.

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
     Level 3       Repeat Technical Offenses                                      The same actions as noted for Level 2 with the
                      -  Repeat of the above referenced violations-two            following additions:
                         technical violations within a twelve-month (12)             -  Possible suspension of personal trading
                         period.                                                        activities for one quarter.

     Level 4       Material Violations:                                           The same actions as noted for Level 2 with the
                      -  Employee traded without preclearance approval;           following additions:
                         Compliance would not have approved the Personal Trade       -  Employee required to break the trade and
                         Request.                                                       disgorge profits.
                      -  Employee traded during a black-out period, without          -  Chief Compliance Officer meets with Manger
                         prior approval from Compliance.                                and Employee to discuss violation.
                      -  Employee deliberately concealed the existence of an         -  Suspension of personal trading activities
                         account.                                                       for at least one quarter.
                                                                                  The Chief Compliance Officer and Chief Executive
                                                                                  Officer may impose penalties of reduction in
                                                                                  bonuses and or salary.

     Level 5       Repeat Material Offenses:                                      The same actions as in Level 3 with the
                      -  Any material violation of VCM Code of Ethics repeated    following additions:
                         by the employee at least two times in the last twelve       -  Human Resources will document violation in
                         (12) months.                                                   Employee files.

     Level 6       Confirmed Fraudulent Activity:                                 The same actions as in Level 5 with the
                      -  Systematic front running, scalping or other evidence     following additions:
                         of fraud.                                                   -  Compliance Committee will review
                                                                                        violations and recommend penalties up to
                                                                                        and including termination.

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*The Chief Compliance Officer and the Chief Investment Officer reserve the right to lift personal trading sanctions in response to market conditions.

RECONSIDERATION

If a Supervised Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the Chief Compliance Officer. The Chief Compliance Officer and the Cheif Executive Officer will review any explanations.

REPORT TO FUND BOARD

At least annually, Victory will provide the Fund's Board of Directors with the following information:
   - Material violations under the Code and any sanctions imposed as a response to the material violations
   - Certification that Victory has adopted procedures necessary to prevent Supervised Persons from violation the Code.

RECORD KEEPING REQUIREMENTS

Victory will keep the following records in accordance with applicable Federal Securities Laws:
   -  Copy of the Code
   - Record of any violation of the Code, any action taken as a result of the violation, and any subsequent communications between Compliance and a Supervised Person regarding the violation.
   -  Copy of each report filed by any Supervised Person as required by the Code
   -  List of persons subject to the Code reporting requirements

Each of the above listed documents will be maintained for a period of at least five years after the end of the fiscal year in which it was created. The first five of these years, Victory will maintain the records in a location specified as a place of business on Form ADV.

The provisions of this Code are in addition to the KeyCorp Code of Ethics and the KeyCorp Policy on Public Disclosure and Securities Trading, or any successor thereto. The KeyCorp Code of Ethics and Policy shall apply to all Supervised Persons of Victory Capital Management Inc.

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                                   APPENDIX I

                       POLICY STATEMENT ON INSIDER TRADING

A.   INTRODUCTION

     Victory Capital Management Inc. (the "Adviser") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

     Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission ("SEC") can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

     Regardless of whether a government inquiry occurs, the Adviser views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.   SCOPE OF THE POLICY STATEMENT

     This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers, and employees of the Adviser (including spouses, minor children, and adult members of their households).

     The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Chief Compliance Officer. You also must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

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C.   POLICY STATEMENT

     No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others, while in possession of material, nonpublic information; no personnel of the Adviser may communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

     1.   WHAT IS MATERIAL INFORMATION?

          Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

          Material information often relates to a company's results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

          Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the U.S. Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the WALL STREET JOURNAL's "Heard on the Street" column.

     2.   WHAT IS NONPUBLIC INFORMATION?

          Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

     3.   IDENTIFYING INSIDE INFORMATION

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          Before executing any trade for yourself or others, including Accounts, you must determine whether you have access to material, nonpublic information.
If you think that you might have access to material, nonpublic information, you should take the following steps:

          (i) Report the information and proposed trade immediately to the Compliance Officer.

          (ii) Do not purchase or sell the securities on behalf of yourself or others, including the Accounts.

          (iii) Do not communicate the information inside or outside the Advisers, other than to the Compliance Officer, and your supervisor if necessary.

          (iv) After the Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

     You should consult with the Compliance Officer before taking any action. This degree of caution will protect you, your clients and the firm.

     4.   CONTACT WITH PUBLIC COMPANIES

          The Adviser's contacts with public companies represent an important part of our research efforts. The Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to their further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

     5.   TENDER OFFERS

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          Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

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